Exhibit 99.1

For information contact:

J.J. Pellegrino

Chief Financial Officer

LeMaitre Vascular Inc.

781.221.2266 x106

jpellegrino@lemaitre.com

LeMaitre Vascular Reports Q4 2007 Revenue of $11.1 million, a 27% increase

BURLINGTON, MA, March 4, 2008 — LeMaitre Vascular, Inc. (Nasdaq: LMAT), a provider of peripheral vascular devices and implants, today announced financial results for Q4 2007 and the year ended December 31, 2007. Q4 2007 revenues were $11.1 million, an increase of 27% over Q4 2006. 2007 revenues were $41.4 million, an increase of 20% over 2006.

Q4 2007 revenues increased 52% in the Company’s endovascular and dialysis access category, 17% in its vascular category, and 13% in the general surgery category. For the full year 2007, the Company’s endovascular and dialysis access category increased 44%, while the vascular and general surgery categories grew 12% and 2%, respectively. The principal sales drivers in 2007 were the expansion of the sales force, the first year of European distribution of the Endologix stent graft, the weak dollar, and higher average selling prices.

For Q4 2007, the Company reported a gross margin of 73.3% versus 75.3% in the year earlier quarter. This decrease was primarily due to a $105,000 non-cash charge related to OEM inventory included in the December 2007 Biomateriali acquisition. The Company’s 2007 gross margin was 74.1% versus 72.9% in 2006. The annual gross margin improvement was primarily driven by price increases and manufacturing cost reductions.

The Company ended 2007 with $22.9 million in cash and cash equivalents. This compares to $25.6 million in cash and cash equivalents at the end of Q3 2007. $2.4 million of this $2.7 million reduction was attributable to the acquisitions executed in Q4 2007.

George W. LeMaitre, Chairman and CEO said, “We had a successful 2007. We grew sales by 20% and posted a record 74.1% gross margin. We also completed four acquisitions, bought out our Italian distributor, launched four next-generation products and ramped up our sales force. In 2007, our sales became more endovascular (now 34%), more international (39%), more direct-to-hospital (90%) and more implantable (23%.) In 2008, we look forward to integrating our recent acquisitions and completing the launches of our TT Tortuous Tracker Stent Graft Delivery System as well as our EndoFit Uniform TopStent. Our compounded annual sales growth rate was 19% during the 2002-2007 period.”

The Company reported a net loss of $1,178,000, or $0.08 per diluted share, for Q4 2007 compared to a net loss of $674,000, or $0.05 per diluted share, for Q4 2006. The 2007 net loss was $2,934,000, or $0.19 per diluted share, compared with the 2006 net loss of $1,172,000, or $0.15 per diluted share. The Q4 2007 operating loss was $1,317,000, compared to an operating loss of $433,000 for Q4 2006. The 2007 operating loss was $4,283,000 compared to an operating loss of $679,000 for 2006.

In 2007, the Company recorded $1.5 million of extraordinary charges. These included restructuring and impairment charges of $1,049,000 primarily from the Company’s buyout of its Italian and Irish distributors, $373,000 of purchased R&D (non-cash), and the $105,000 Biomateriali OEM inventory write-down (non-cash). Excluding these three specific items, the non-GAAP operating loss for Q4 and 2007 would have been $856,000 and $2,756,000 respectively.

Sales and marketing expenses for 2007 increased 28% to $19,443,000 from $15,183,000 in 2006. The increase was primarily a result of a larger sales force. The Company ended 2007 with 57 sales representatives, compared to 47 at the end of 2006.

For 2007, general and administrative expenses increased 34% to $9,534,000. This increase was primarily the result of the higher costs associated with being a publicly-traded company for 12 months in 2007 versus 2 1/ 2 months in 2006.

R&D expenses, excluding purchased R&D, increased 39% to $4,591,000 in 2007, compared to $3,301,000 in 2006. The Company launched four products in 2007, including the Pruitt F3 Carotid Shunt (Q1), the Flexcel II Carotid Shunt (Q3), the TT Tortuous Tracker Delivery System (Q4) and the Endofit Uniform TopStent (Q4).

Business Outlook

The Company expects 2008 net sales between $47 million and $48 million. In addition, the Company expects its 2008 operating loss to be comparable to the $4.3 million operating loss posted in 2007. The Company’s expectations for future financial performance do not include the impact of any potential acquisitions.

Conference Call Reminder

Management will conduct a conference call at 5:00 p.m. EST today to review the Company’s financial results and discuss its business outlook for 2008. The conference call will be broadcast live over the internet. Individuals who are interested in listening to the webcast should log on to the Company’s website at www.lemaitre.com/investor. The conference call may also be accessed by dialing 866-831-6267 (1-617-213-8857 for international callers) using passcode: 70767653. For interested individuals unable to join the live conference call, a replay will be available on the Company’s website.

About LeMaitre Vascular

LeMaitre Vascular is a provider of devices for the treatment of peripheral vascular disease. We develop, manufacture and market disposable and implantable vascular devices to address the needs of vascular surgeons. The Company’s devices are used to treat peripheral vascular disease, a condition that we estimate affects more than 20 million people worldwide.

Well-known to vascular surgeons, the Company’s diversified product portfolio consists of brand name devices that are used in arteries and veins outside of the heart including the Expandable LeMaitre Valvulotome and the Pruitt-Inahara Carotid Shunt. Recent acquisitions include EndoMed, a manufacturer of endovascular stent grafts, and Biomateriali, a manufacturer of vascular grafts.

LeMaitre and the LeMaitre Vascular logo are trademarks of LeMaitre Vascular, Inc., registered in the U.S. and other countries. This press release contains trademarks and trade names of the Company and other third parties, which are the properties of their respective owners.

For more information about the Company, please visit http://www.lemaitre.com.

Use of Non-GAAP Financial Measures

LeMaitre Vascular management believes that in order to properly understand the Company’s short-term and long-term financial trends, investors may wish to consider the impact of certain non-cash or non-recurring items, when used as a supplement to financial performance measures in accordance with GAAP. These items result from facts and circumstances that vary in frequency and/or impact on continuing operations. In addition, management uses results of operations before such items to evaluate the operational performance of the company and as a basis for strategic planning. Investors should consider these non-GAAP measures in addition to, and not as a substitute for, financial performance measures in accordance with GAAP. In addition to the description provided below, reconciliation of GAAP to non-GAAP results is provided in the financial statement tables included in this press release.

In this press release, the Company has reported a non-GAAP measure which excludes certain non-recurring expenses related to restructuring and to acquisitions. During 2007, the Company elected to terminate its exclusive distributors in Italy and Ireland prior to the expiration of their contracts and entered into separation agreements. The Company incurred charges of $1,042,000 in connection with these transactions. In Q4 2007, the Company acquired certain assets related to an endovascular device and incurred a non-cash charge for purchased R&D of $373,000, and wrote down $105,000 of OEM inventory acquired in the Biomateriali acquisition.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements in this press release regarding the Company’s business that are not historical facts may be “forward-looking statements” that involve risks and uncertainties. Specifically, statements regarding the Company’s financial guidance for 2008, the integration of its 2007 acquisitions, and the launch of its TT Tortuous Tracker Delivery System and EndoFit Uniform TopStent are forward-looking statements involving risks and uncertainties. The Company’s fourth quarter 2007 and fiscal year 2007 financial results, as discussed in this release, are preliminary and unaudited, and subject to adjustment. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks and uncertainties that could cause actual results to differ from the results predicted. These risks and uncertainties include, but are not limited to, risks related to product demand and market acceptance of the Company’s products; the significant competition the Company faces from other companies, technologies, and alternative medical procedures; the Company’s ability to realize the anticipated benefits of its acquisitions; the Company’s ability to effectively expand its sales force; the possibility that the Company’s new products may fail to provide the desired safety and efficacy or may not be accepted by the market for other reasons; the Company’s ability to expand its product offerings through internal development or acquisition; disruption at either of the Company’s two manufacturing facilities; the general uncertainty related to seeking regulatory approvals for the Company’s products, particularly in the United States; potential claims of third parties that the Company’s products infringe their intellectual property rights; and the risks and uncertainties included under the heading “Risk Factors” in our most recent Annual Report on Form 10-K, as updated by our most recent quarterly report on Form 10-Q and other periodic filings with the SEC, all of which are available on the Company’s investor relations website at http://www.lemaitre.com and on the SEC’s website at http://www.sec.gov. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

LEMAITRE VASCULAR, INC (Nasdaq: LMAT)

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(amounts in thousands, except per share amounts)

	For the three months ended		For the year ended
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
	(unaudited)		(unaudited)
Net sales	$11,104	$8,757	$41,446	$34,628
Cost of sales	2,961	2,162	10,739	9,367

Gross profit	8,143	6,595	30,707	25,261
Operating expenses:
Sales and marketing	5,313	4,544	19,443	15,183
General and administrative	2,617	2,055	9,534	7,105
Research and development	1,174	715	4,591	3,301
Purchased research and development	373	—	373	—
Restructuring charges (credit)	(17)	26	1,042	257
Impairment charge (credit)	—	(312)	7	94

Total operating expenses	9,460	7,028	34,990	25,940

Income (loss) from operations	(1,317)	(433)	(4,283)	(679)
Other income (expense):
Interest income (expense), net	244	278	1,298	3
Other (expense) income, net	8	4	283	156

Total other income (expense)	252	282	1,581	159

Income (loss) before income taxes	(1,065)	(151)	(2,702)	(520)
Provision for income taxes	113	523	232	652

Net income (loss)	$(1,178)	$(674)	$(2,934)	$(1,172)

Net income (loss) per share of common stock:
Basic	$(0.08)	$(0.05)	$(0.19)	$(0.15)

Diluted	$(0.08)	$(0.05)	$(0.19)	$(0.15)

Weighted average shares outstanding	15,465	13,876	15,398	9,904

Diluted weighted average shares outstanding	15,465	13,876	15,398	9,904

LEMAITRE VASCULAR, INC (Nasdaq: LMAT)

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands)

	December 31, 2007	December 31, 2006
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$6,691	$15,391
Marketable securities	16,198	15,417
Accounts receivable, net	7,020	5,060
Inventories	9,589	6,081
Other current assets	2,562	1,692

Total current assets	42,060	43,641
Property and equipment, net	2,891	2,389
Goodwill	10,942	8,853
Other intangibles, net	3,886	1,930
Other assets	1,372	150

Total assets	$61,151	$56,963

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,565	$818
Accrued expenses	6,661	4,528
Revolving line of credit	262	—
Acquisition-related obligations	851	—
Current portion of capital leases	—	32

Total current liabilities	10,339	5,378
Long-term debt, net of current portion	42	—
Deferred tax liabilities	996	833
Other long-term liabilities	1,188	53

Total liabilities	12,565	6,264

Stockholders' equity
Preferred stock	—	—
Common stock	156	153
Additional paid-in capital	61,186	60,504
Accumulated deficit	(12,880)	(9,946)
Accumulated other comprehensive income	291	73
Treasury stock	(167)	(85)

Total stockholders' equity	48,586	50,699

Total liabilities and stockholders' equity	$61,151	$56,963

LEMAITRE VASCULAR, INC (Nasdaq: LMAT)

SELECTED NET SALES INFORMATION

(amounts in thousands)

(unaudited)

	For the three months ended				For the year ended
	December 31, 2007		December 31, 2006		December 31, 2007		December 31, 2006
	$	%	$	%	$	%	$	%
Net Sales by Product Category:
Endovascular & Dialysis	$3,910	35%	$2,573	30%	$14,166	34%	$9,833	28%
Vascular	6,181	56%	5,290	60%	23,397	57%	20,992	61%
General Surgery	1,013	9%	894	10%	3,883	9%	3,803	11%

Total net sales	$11,104	100%	$8,757	100%	$41,446	100%	$34,628	100%

Net Sales by Geography

United States and Canada	$6,909	62%	$5,767	66%	$25,141	61%	$22,362	65%
Outside the United States and Canada	4,195	38%	2,990	34%	16,305	39%	12,266	35%

	$11,104	100%	$8,757	100%	$41,446	100%	$34,628	100%

LEMAITRE VASCULAR, INC (Nasdaq: LMAT)

NON-GAAP FINANCIAL MEASURES

(amounts in thousands)

(unaudited)

	For the three months ended December 31, 2007	For the year ended December 31, 2007
Reconciliation between GAAP and Non-GAAP operating loss:
Operating loss as reported	($1,317)	($4,283)
Purchased research and development	373	373
Inventory write-down	105	105
Restructuring charges (credit)	(17)	1,042
Impairment	0	7

Adjusted operating loss	($856)	($2,756)